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[MOSS ADAMS LLP LETTERHEAD]

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation in the Prospectus constituting part of this Registration Statement, on Form S-4 of our report dated February 4, 2005, with respect to the consolidated balance sheets of Cowlitz Bancorporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  MOSS ADAMS LLP

Portland, Oregon
July 5, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM